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                                                                     EXHIBIT 5.1

                                October 20, 1997


                                                                       C1670-002

The Sports Club Company, Inc.
11100 Santa Monica Blvd., Suite 300
Los Angeles, CA  90025

        Re:    THE SPORTS CLUB COMPANY, INC.
               REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have acted as counsel for The Sports Club Company, Inc. (the "Company"), a Delaware corporation, in connection with the authorization, issuance, and sale of up to 2,395,621 shares of the Company's Common Stock of the Company, par value $0.01 (the "Shares"), as described in the above-referenced Registration Statement (the "Registration Statement"), and the preparation of the Registration Statement under the Securities Act of 1933, as amended.

        In this regard, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. We have also reviewed the Registration Statement and the exhibits thereto, and we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized, legally issued, fully paid, and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                    Very truly yours,

                                    /s/ KINSELLA, BOESCH, FUJIKAWA & TOWLE, LLP
                                    -------------------------------------------
                                    Kinsella, Boesch, Fujikawa & Towle, LLP

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